Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TANDEM DIABETES CARE, INC.,

a Delaware corporation

TANDEM DIABETES CARE, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Certificate is hereby amended and restated in full as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Twenty Nine Million Seven Hundred Thirty Thousand (29,730,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) Twenty Million Seven Hundred Forty Four Thousand Two Hundred Fifty-Four (20,744,254) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

RESOLVED FURTHER, that the first paragraph of Section B of Article FOURTH of the Certificate is hereby amended and restated in full as follows:

“The Preferred Stock authorized by this Fifth Amended and Restated Certificate of Incorporation shall be issued in series. The first series shall be designated as “Series A Preferred Stock,” and shall consist of One Hundred Fifteen Thousand Two Hundred Eighty-One (115,281) shares. The second series shall be designated as “Series B Preferred Stock,” and shall consist of Three Hundred Sixty One Thousand Two Hundred Ninety-Nine (361,299) shares. The third series shall be designated as “Series C Preferred Stock,” and shall consist of One Million One Hundred Eighty Seven Thousand Seven Hundred Thirty-Six (1,187,736) shares. The fourth series shall be designated as “Series D Preferred Stock,” and shall consist of Nineteen Million Seven Nine Thousand Nine Hundred Thirty-Eight (19,079,938) shares. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendments in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Tandem Diabetes Care, Inc. has caused this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation to be signed by the undersigned, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true under penalty of perjury this 28th day of March, 2013.

/s/ Kim D. Blickenstaff
Kim D. Blickenstaff,
Chief Executive Officer